Exhibit 99.1

AlphaMetrix Aspect
Fund — MT0001
(A Cayman Islands Exempted Limited
Liability Company)

Financial Statements as of and for the Three and Six
Months Ended June 30, 2011 and 2010 (Unaudited)
and December 31, 2010

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
JUNE 30, 2011 and DECEMBER 31, 2010
(Expressed in U.S. dollars)

	June 30, 2011 (Unaudited)	December 31, 2010

ASSETS
Equity in commodity trading account at clearing broker:
Cash	$65,044,634	$62,902,353
Investments, at fair value (representing unrealized appeciation on open contracts, net)	101,180	3,649,994
Cash at bank	2,806,510	2,107,698

Total Assets	$67,952,324	$68,660,045

LIABILITIES AND SHAREHOLDERS’ EQUITY (NET ASSETS)
LIABILITIES:
Accrued expenses	$2,619	$1,854
Payable to broker	300,000	—
Payable to trading advisor	140,532	974,920

Total Liabilities	443,151	976,774

SHAREHOLDERS’ EQUITY (NET ASSETS) (NOTE 7):	67,509,173	67,683,271

Total Liabilities and Shareholders’ Equity (Net Assets)	$67,952,324	$68,660,045

Net asset value per share (63,599 and 62,478 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively; 4,999,802 shares authorized)	$1,061.48	$1,083.31

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS (UNAUDITED)
JUNE 30, 2011
(Expressed in U.S. dollars)

	Number of Contracts	Fair Value	Percentage of Shareholders’ Equity (Net Assets)

Long contracts:
Domestic
Futures contracts
Agriculture	120	$3,587	0.01%
Currency	31	2,328	0.00
Energy	52	20,065	0.03
Indices	74	79,736	0.12
Interest	1,102	324,425	0.48
Metals	24	(43,033)	(0.06)
Foreign
Futures contracts
Agriculture	14	(19,668)	(0.03)
Indices	56	74,248	0.11
Interest	3,222	294,832	0.43
Metals	83	(19,397)	(0.03)

Total long contracts		717,123	1.06

Short contracts:
Domestic
Futures contracts
Agriculture	39	59,333	0.09
Energy	80	(9,590)	(0.01)
Indices	3	4,800	0.01
Metals	3	(4,680)	(0.01)
Foreign
Futures contracts
Agriculture	19	(40,388)	(0.06)
Indices	35	(74,464)	(0.11)
Metals	49	(142,899)	(0.22)

Total short contracts		(207,888)	(0.31)

FORWARD CURRENCY CONTRACTS:
Total forward currency contracts - long		(240,227)	(0.35)
Total forward currency contracts - short		(167,828)	(0.25)

Total forward currency contracts		(408,055)	(0.60)

Investments - at fair value		$101,180	0.15%

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS
DECEMBER 31, 2010
(Expressed in U.S. dollars)

	Number of Contracts	Fair Value	Percentage of Shareholders’ Equity

Long contracts:
Domestic
Futures contracts
Agriculture	326	$1,043,200	1.54%
Energy	167	334,546	0.49
Interest	112	(39,769)	(0.05)
Metals	99	764,353	1.13
Indices	166	160,295	0.24
Currency	1	3,163	0.00
Foreign
Futures contracts
Agriculture	69	22,836	0.03
Indices	296	2,266	0.00
Interest	632	40,829	0.06
Metals	71	412,506	0.61

Total long contracts		2,744,225	4.05

Short contracts:
Domestic
Futures contracts
Agriculture	7	(9,920)	(0.01)
Energy	49	(98,910)	(0.14)
Interest	8	(7,406)	(0.01)
Foreign
Futures contracts
Indices	4	14,577	0.02
Interest	220	(59,988)	(0.09)
Metals	15	(79,048)	(0.12)

Total short contracts		(240,695)	(0.35)

FORWARD CURRENCY CONTRACTS:
Total forward currency contracts - long		356,662	0.53
Total forward currency contracts - short		789,802	1.16

Total forward currency contracts		1,146,464	1.69

Investments - at fair value		$3,649,994	5.39%

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 and 2010
(Expressed in U.S. dollars)

	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010

INVESTMENT INCOME:
Interest income	$—	$—	$—	$209

EXPENSES:
Trading costs	33,638	62,407	30,903	59,788
Interest expense	8,378	16,494	4,817	9,237
Bank fees	—	117	—	144

Total Expenses	42,016	79,018	35,720	69,169

NET INVESTMENT LOSS	(42,016)	(79,018)	(35,720)	(68,960)

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS AND FOREIGN CURRENCY:
Net realized gain/(loss) from:
Investments	(906,564)	2,223,352	1,306,461	1,032,425
Foreign currency transactions	5,491	(2,167)	(7,779)	(25,699)

	(901,073)	2,221,185	1,298,682	1,006,726

Net increase/(decrease) in unrealized appreciation/(depreciation) on:
Investments	(1,206,988)	(3,548,814)	(1,008,529)	1,960,169
Translation of assets and liabilities denominated in foreign currencies	(882)	(769)	(1,775)	(1,829)

	(1,207,870)	(3,549,583)	(1,010,304)	1,958,340

Net realized and unrealized gain/(loss) on investments and foreign currency	(2,108,943)	(1,328,398)	288,378	2,965,066

Net increase/(decrease) in net assets resulting from operations	$(2,150,959)	$(1,407,416)	$252,658	$2,896,106

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2011 and 2010
(Expressed in U.S. dollars)

	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010

Changes in net assets from operations:
Net investment loss	$(79,018)	$(68,960)
Net realized gain/(loss) from investments and foreign currency transactions	2,221,185	1,006,726
Net increase/(decrease) in unrealized appreciation/(depreciation) on investments and translation of assets and liabilities denominated in foreign currencies	(3,549,583)	1,958,340

Net increase/(decrease) in net assets resulting from operations	(1,407,416)	2,896,106

Changes in net assets from capital transactions:
Proceeds from issuance of shares	2,123,500	2,381,300
Redemptions of shares	(890,182)	(4,379,441)

Net increase/(decrease) in net assets resulting from capital transactions	1,233,318	(1,998,141)

Increase/(decrease) in net assets	(174,098)	897,965

NET ASSETS — Beginning of Period	67,683,271	58,514,766

NET ASSETS — End of Period	$67,509,173	$59,412,731

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

1.	ORGANIZATION AND STRUCTURE

AlphaMetrix Aspect Fund — MT0001 (the “Master Fund”) was incorporated on November 1, 2008 in the Cayman Islands as an exempted company with limited liability. The Master Fund was created to serve as the trading entity managed by Aspect Capital Limited (the “Trading Advisor”) pursuant to its Aspect Diversified Program (the “Program”). The Program applies a fully systematic and broadly diversified global trading system, which deploys multiple trading strategies that seek to identify and exploit directional moves in market behavior of a broad range of global financial futures, commodity futures and over-the-counter (“OTC”) derivative contracts including (but not limited to) bonds, currencies, interest rates, equities, equity indices, debt securities and selected physical commodities. The Master Fund began trading November 3, 2008.

The Master Fund and other separately incorporated offshore investment vehicles (“Other Master Funds”), is one of the investment vehicles available under the AlphaMetrix Managed Account Platform (the “Platform”). The Master Fund and the Platform are sponsored by AlphaMetrix, LLC (the “Sponsor” or “AlphaMetrix”) as a means of making available to qualified high net-worth individuals and institutional investors (including fund of hedge funds) (“Investors”) a variety of third-party professional managed futures and foreign exchange advisors (“Advisors”). The Trading Advisor is not affiliated with the Sponsor.

AlphaMetrix Managed Futures LLC is a Delaware series limited liability company (“LLC”) that currently has one series, the Aspect Series (“Public Feeder”) which is a public commodity pool. The Public Feeder was organized in October 2006, commenced operations in March 2007, and invests substantially all of its assets in the Master Fund. Neither the Master Fund nor the Public Feeder are registered under the Investment Company Act of 1940. In December 2009, the series of another newly organized Delaware series LLC, AlphaMetrix Managed Futures II LLC (the “Private Feeder”), began investing in the Master Fund. At June 30, 2011 and 2010, approximately 87% and 93%, respectively, of the Master Fund is owned by the Public Feeder and approximately 13% and 7%, respectively, is owned by the Private Feeder.

The Public Feeder and Private Feeder are collectively hereafter referred to as the “Feeder Funds.” Subscriptions and redemptions into the Feeder Funds and the corresponding transactions with the Master Fund are governed by each Feeder Fund’s respective Confidential Offering Memorandum.

The Master Fund is managed by its Board of Directors (“Directors”). The Directors have delegated the day-to-day operations of the Master Fund to service providers, including the Sponsor and the Master Fund’s administrator. There are no service contracts, existing or proposed, between the Master Fund and any Director, aside from the fiduciary responsibility that each Director serves in fulfillment of his or her respective role as Director of the Master Fund.

The Sponsor was formed in May 2005 and its principal office is located in Chicago, Illinois. The Sponsor is registered with the U.S. Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator and commodity trading advisor, with the Securities and Exchange

Commission (“SEC”) as a Registered Investment Advisor (“RIA”), and registered transfer agent (“RTA”) and is a member of the National Futures Association (“NFA”). With respect to the Master Fund, the Sponsor does not provide RIA or RTA services.

The Master Fund has appointed the Sponsor, under the terms of a trading management agreement (the “Trading Management Agreement”), to manage, with wide discretionary powers, the portfolio of the Master Fund. Under the Trading Management Agreement, the Directors have delegated to the Sponsor full authority in respect of all matters relating to the investment and portfolio management of the Master Fund.

Pursuant to the Trading Management Agreement, the Directors have also delegated to the Sponsor authority to select the administrator for the Master Fund. The Trading Management Agreement will continue and remain in force until terminated by either the Sponsor or the Master Fund upon not less than thirty (30) days’ prior written notice. In certain circumstances (for example, the insolvency of either party or in the event all trading for the Master Fund by the Trading Advisor is suspended), the Trading Management Agreement may be terminated immediately by either party.

The Master Fund and the Sponsor have entered into a contract (the “Trading Agreement”) with the Trading Advisor pursuant to which the Master Fund’s trading accounts are managed, subject to rights of termination, by the Trading Advisor in accordance with its Program. The Trading Advisor may alter its Program (including its trading systems and methods and including the addition and/or deletion of any financial interests or contracts traded in the Master Fund’s trading accounts), provided that the Trading Advisor provides prior notice to the Master Fund and the Sponsor of any material change to the Trading Advisor’s Program. From time to time, the Trading Advisor (or its affiliates) may manage additional accounts, and these accounts will increase the level of competition for the same trades desired for the Master Fund, including the priorities of order entry. There is no specific limit as to the number of accounts the Trading Advisor (or its affiliates) may manage. In addition, the positions of all of the accounts owned or controlled by the Platform’s Trading Advisors (or their affiliates) are aggregated for the purposes of applying speculative position limits. The management and incentive fees due to the Trading Advisor, in accordance with the Trading Agreement, are calculated, recorded and allocated to the Investors by the Feeder Funds in accordance with the each Feeder Fund’s Confidential Offering Memorandum. These fees are paid by the Master Fund via redemptions by the Feeder Funds from the Master Fund.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting records of the Master Fund are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Following is a summary of significant accounting policies consistently followed in the preparation of the Master Fund’s financial statements.

Cash —The Master Fund holds various currencies at the clearing broker, of which $65,034,664 and $59,824,359 is held in U.S. Dollars (“USD”) at June 30, 2011 and 2010, respectively. The non-U.S. currencies fluctuate in value on a daily basis relative to the USD. On June 30, 2011, the Master Fund held positive positions of Australian Dollars, Canadian Dollars, Swiss Francs, British Pounds, Singapore Dollars, and USD, and negative positions of Euros, Japanese Yen, Malaysian Ringgit, and Swedish Krona. On June 30, 2010, the Master Fund held positive positions of Japanese Yen, Malaysian Ringgit, and USD, and negative positions of Australian Dollars, Canadian Dollars, Euros, British Pounds, Swedish Krona, and Singapore Dollars. Cash with the clearing broker as of June 30, 2011 and 2010 included restricted cash for margin requirements of $8,933,326 and $4,602,425, respectively. This cash becomes unrestricted when the underlying positions, to which it is applicable, are liquidated.

Cash held in the commodity trading account at clearing broker consists of either cash maintained in the custody of the broker, a portion of which is required margin for open positions, or amounts due to/from the broker for margin or unsettled trades. The Master Fund also holds cash in a non-interest bearing USD commercial bank account.

Depending on the Program and Investments traded, the Master Fund follows the following valuation and revenue recognition policies:

Valuation and Revenue Recognition —

Futures and Options on Futures Contracts — Futures and options on futures contracts are recorded on the trade date. The difference between the original contract amount and the fair value of futures contracts purchased or sold is reflected as unrealized appreciation/(depreciation) on open contracts. Options on futures contracts are reflected in investments at fair value. The difference between the premiums paid or received on open options on futures contracts and fair value of such options is recorded as unrealized appreciation/(depreciation) on open contracts. The fair value of futures and options on futures contracts is based upon daily exchange settlement prices. The realized gain or loss is determined on the settlement of intraday trades first and then by the first-in-first-out (“FIFO”) method.

Forward Currency Contracts — Forward currency contracts are recorded on the trade date. The difference between the original contract amount and fair value of the open forward contract is reflected as unrealized appreciation/(depreciation) on open contracts. Realized gain or loss is recognized when the open contract is closed on its settlement date. Fair value of forward contracts is priced daily at closing and based on broker quotes received from interbank foreign currency markets.

Foreign Currency Transactions — The Master Fund’s financial statements are denominated in USD. However, foreign currency forward contracts, non-U.S. futures contracts, and non-U.S. options on futures contracts are denominated in currencies other than USD. Assets and liabilities and transactions denominated in currencies other than the USD are translated into USD at the rates in effect at the close of business on the last business day of the reporting period or on the date of such transactions, respectively. The Master Fund does not separate that portion of the results of operations resulting from changes in foreign exchange rates on investments from fluctuations arising from changes in the fair value of investments held on the Statements of Operations. Net realized foreign exchange gains or losses arise from the sales of foreign currencies and currency gains or losses realized between trade and settlement dates. Net unrealized foreign exchange gains and losses arise from changes in the fair value of assets and liabilities resulting from changes in exchange rates. Such fluctuations are included with the unrealized appreciation/(depreciation) on open contracts, net. For the periods ended June 30, 2011 and 2010, the gain/(loss) from translation was ($769) and ($1,829), respectively.

Trading Costs — Trading costs generally consists of brokerage commissions, brokerage fees, clearing fees, exchange and regulatory fees, and transaction and NFA fees. Fees vary by type of contract for each purchase and sale or sale and purchase (round turn) of futures, options on futures, and forward contracts. Commissions are paid on each individual purchase and sale transaction. Trading costs are allocated between the Feeder Funds, based upon ownership capital.

Interest Income/Expense — Interest income and expense is recognized on an accrual basis.

Operating Costs — Operating costs consist of legal, compliance, regulatory, audit, tax, administration, and other costs. In accordance with each Feeder Fund’s respective Confidential Offering Memorandum, each Feeder Fund is responsible for and will bear its pro rata share of the Master Fund’s operating costs.

Income Taxes — The Master Fund follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes (“ASC 740”), related to accounting for uncertainty in income taxes. ASC 740 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. ASC 740 requires the evaluation of tax positions taken in the course of preparing the tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. For the six months ended June 30, 2011 and 2010, the Master Fund recognized no liability in connection with ASC 740. The Master Fund is subject to U.S. Federal, state and local or non-US income tax examinations by tax authorities for all tax years since inception.

No provision has been made in the accompanying financial statements for U.S. federal or state income taxes. As the Master Fund is a partnership for tax purposes, the Master Fund’s investors are individually responsible for reporting income or loss based on each investor’s share of the Master Fund’s income and expenses as reported for income tax purposes.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Indemnifications — The Sponsor and Directors are indemnified against certain liabilities arising out of the performance of their duties for the Master Fund. In addition, in the normal course of business, the Master Fund enters into contracts with vendors and others that provide for general indemnifications. The Master Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Master Fund. However, the Master Fund expects the risk of loss to be remote.

3.	FAIR VALUE MEASUREMENTS

The Master Fund’s investments are stated at fair value in accordance with FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active market. Under ASC 820, fair value measurements are disclosed by level within that hierarchy, as follows:

Level 1 — Values for investments classified as Level 1 are based on unadjusted quoted prices for identical investments in an active market. Since valuations are based on quoted prices that are readily accessible at the measurement date, valuation of these investments does not entail a significant degree of judgment.

Level 2 — Values for investments classified as Level 2 are based on quoted prices for similar investments in active or non-active markets for which all significant inputs are observable either directly or indirectly. Level 2 inputs may also include discounts related to restrictions on the investments.

Level 3 — Values for investments categorized as Level 3 are based on prices or valuation techniques that require inputs that are both significant to the fair value and unobservable, including valuations by the Sponsor or custodian in the absence of readily ascertainable market values.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-06”), which, among other things, amends ASC 820 to require entities to separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e. to present such items on a gross basis rather than on a net basis), and which clarifies existing disclosure requirements provided by ASC 820 regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements (which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years). The adoption of ASU 2010-06 had no material impact on the financial statements or disclosures therein.

A description of the valuation methodologies applied to the Master Fund’s major categories of assets and liabilities measured at fair value on a recurring basis follows. Inputs that are used in determining fair value of an investment may include price information, credit data, volatility statistics, and other factors. These inputs can be either observable or unobservable. All of the inputs for the Master Fund are observable. The availability of observable inputs can vary between investments and is affected by various factors such as type of investment and the volume and level of activity for that investment or similar investments in the marketplace. The Master Fund uses prices and inputs that are observable and current as of the measurement date.

Exchange-traded derivative contracts that are actively traded are valued based on daily quoted settlement prices from the respective exchange and are categorized in Level 1 of the fair value hierarchy. Exchange-traded derivative contracts not actively traded and OTC derivative contracts can include futures contracts, option on futures contracts, forward contracts and option contracts whose values are based on an underlying such as interest rates, foreign currencies, credit standing of reference entities, equities or commodities. Such derivative contracts are valued using observable market data, including currency spot rates or quoted prices of the related underlying obtained from the applicable exchange or market. OTC derivative contracts are valued using the above described pricing methodology and are categorized as Level 2 within the fair value hierarchy.

There were no significant transfers between levels for the six months ended June 30, 2011 and 2010.

The inputs or methodologies used for valuing investments are not necessarily indicative of the risk associated with investing in those instruments.

		Fair Value Measurements at Reporting Date Using

Description	Fair Value at June 30, 2011	Quoted Prices in Active Markets for Identical Investments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets
Futures contracts
Agriculture	$177,459	$177,459	$—	$—
Currency	14,390	14,390	—	—
Energy	65,655	65,655	—	—
Indices	165,644	165,644	—	—
Interest	1,041,920	1,041,920	—	—
Metals	115,783	115,783	—	—

Forward currency contracts	473,257	—	473,257	—

Total investment assets at fair value	2,054,108	1,580,851	473,257	—

Liabilities
Futures contracts
Agriculture	(174,595)	(174,595)	—	—
Currency	(12,062)	(12,062)	—	—
Energy	(55,180)	(55,180)	—	—
Indices	(81,324)	(81,324)	—	—
Interest	(422,663)	(422,663)	—	—
Metals	(325,792)	(325,792)	—	—

Forward currency contracts	(881,312)	—	(881,312)	—

Total investment liabilities at fair value	(1,952,928)	(1,071,616)	(881,312)	—

Total investment assets at fair value - net	$101,180	$509,235	$(408,055)	$—

		Fair Value Measurements at Reporting Date Using

Description	Fair Value at December 31, 2010	Quoted Prices in Active Markets for Identical Investments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets
Futures contracts
Agriculture	$1,067,720	$1,067,720	$—	$—
Currency	3,163	3,163	—	—
Energy	354,771	354,771	—	—
Indices	257,640	257,640	—	—
Interest	85,564	85,564	—	—
Metals	1,176,858	1,176,858	—	—

Forward currency contracts	1,395,526	—	1,395,526	—

Total investment assets at fair value	4,341,242	2,945,716	1,395,526	—

Liabilities
Futures contracts
Agriculture	(11,604)	(11,604)	—	—
Energy	(119,135)	(119,135)	—	—
Indices	(80,502)	(80,502)	—	—
Interest	(151,898)	(151,898)	—	—
Metals	(79,047)	(79,047)	—	—

Forward currency contracts	(249,062)	—	(249,062)	—

Total investment liabilities at fair value	(691,248)	(442,186)	(249,062)	—

Total investment assets at fair value - net	$3,649,994	$2,503,530	$1,146,464	$—

Derivative Instruments — The Master Fund discloses certain quantitative and qualitative matters relating to derivatives as prescribed by FASB ASC 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements.

Pursuant to the Program, the Master Fund engages in the speculative trading of U.S. and foreign futures contracts and forward currency contracts (collectively “derivatives”). These derivatives include both financial and non-financial contracts held as part of a diversified trading strategy. The Master Fund is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk with the clearing broker, the risk of failure by another party to perform according to the terms of a contract. Also, see discussion in Notes 1 and 5.

During the period ended June 30, 2011, the Master Fund had net trading gain/(loss), including both realized and unrealized gains/(losses) in the following sectors:

Agriculture — As of June 30, 2011, the Master Fund held 134 long agriculture contracts with a notional value of $4,677,165, and 58 short contracts with a notional value of $1,944,190. The Master Fund held positions in Coffee, Cocoa, Wheat, Milk, Soybeans, Timber, Livestock, Canola Oil, Sugar, Corn, Cotton and Orange Juice.

Currency — As of June 30, 2011, the Master Fund held 31 long currency futures contract with a notional value of $2,875,698. The Master Fund held currency positions in Australian Dollars, British Pounds, Canadian Dollars, Euros, Japanese Yen, Mexican Pesos, and Swiss Francs.

Energy — As of June 30, 2011, the Master Fund held 52 long energy contracts with a notional value of $5,623,977, and 80 short contracts with a notional value of $3,499,200. The Master Fund had exposure to Crude Oil, Brent Crude, Heating Oil, Gas Oil, Gasoline, and Natural Gas.

Interest — As of June 30, 2011, the Master Fund held 4,324 long interest rate contracts with a notional value of $1,351,742,931. The Master Fund had exposure in the European, Australian, Asian, and North American interest rate markets.

Indices — As of June 30, 2011, the Master Fund held 130 long index contracts with a notional value of $7,880,786, and 38 short contracts with a notional value of $4,142,341. The Master Fund held positions primarily in the European, Asian, and North American markets.

Metals — As of June 30, 2011, the Master Fund held 107 long metals contracts with a notional value of $9,468,313, and 52 short contracts with a notional value of $3,564,383. The Master Fund held positions in Copper, Nickel, Aluminum, Lead, Zinc, Gold, Silver, and Platinum.

Forward currency contracts — As of June 30, 2011, the Master Fund held long contracts with a notional value of $64,567,277 and short contracts with a notional value of $64,975,332. The Master Fund held forwards in Canadian Dollars, Swiss Francs, Czech Koruna, Hungarian Forint, Japanese Yen, Mexican Pesos, Norwegian Krone, Polish Zloty, Swedish Krona, Singapore Dollars, Turkish Lira, Euros, British Pounds, and South African Rand.

During the year ended December 31, 2010, the Master Fund had net trading gain/(loss), including both realized and unrealized gains/(losses) in the following sectors:

Agriculture — As of December 31, 2010, the Master Fund held 395 long agriculture contracts with a notional value of $15,067,936, and 7 short contracts with a notional value of $223,300. The Master Fund held positions in Coffee, Cocoa, Wheat, Livestock, Soybean, Canola Oil, Sugar, Corn, Cotton and Orange Juice.

Currency — As of December 31, 2010, the Master Fund held 1 long currency futures contract with a notional value of $154,100. The Master Fund held currency positions in Australian Dollars, Canadian Dollars, Czech Koruna, Hungarian Forint, Euros, Swedish Krona British Pounds, New Zealand Dollars, and Japanese Yen.

Energy — As of December 31, 2010, the Master Fund held 167 long energy contracts with a notional value of $15,554,815, and 49 short contracts with a notional value of $2,158,450. The Master Fund had exposure to Crude Oil, Brent Crude, Heating Oil, Gasoline, and Natural Gas.

Interest — As of December 31, 2010, the Master Fund held 744 long interest rate contracts with a notional value of $174,305,194, and 228 short contracts with a notional value of $53,044,438. The Master Fund had exposure in the European, Asian, and North American interest rate markets.

Indices — As of December 31, 2010, the Master Fund held 462 long index contracts with a notional value of $25,661,073, and 4 short contracts with a notional value of $527,669. The Master Fund held positions primarily in the European and North American markets.

Metals — As of December 31, 2010, the Master Fund held 170 long metals contracts with a notional value of $20,431,313, and 15 short contracts with a notional value of $1,545,188. The Master Fund held positions in Copper, Nickel, Aluminum, Lead, Zinc, Gold, Silver, and Platinum.

Forward currency contracts — As of December 31, 2010, the Master Fund held long contracts with a notional value of $53,033,808 and short contracts with a notional value of $51,887,344. The Master Fund held forwards in Swedish Krona, Canadian Dollars, Czech Koruna, Hungarian Forint, Mexican Pesos, Norwegian Krone, Polish Zloty, South African Rand, Swiss Francs, Japanese Yen, and Singapore Dollars.

During the three and six months ended June 30, 2011, the Master Fund participated in 22,627 and 43,796 transactions. During the year ended December 31, 2010, the Master Fund participated in 74,882 transactions.

The following table presents the fair value of open derivative contracts as an asset derivative if in a gain position and a liability derivative if in a loss position. Fair value is presented on a gross basis in the table below even though the derivative contracts are subject to master netting agreements and quality for net presentation in the Statements of Financial Condition in accordance with ASC 815.

As of June 30, 2011	Asset Derivatives Fair Value*	Liability Derivatives Fair Value*

Agriculture	$177,459	$(174,595)
Currency	14,390	(12,062)
Energy	65,655	(55,180)
Indices	165,644	(81,324)
Interest	1,041,920	(422,663)
Metals	115,783	(325,792)
Forward currency	473,257	(881,312)

Total derivatives not designated as hedging instruments under ASC 815	$2,054,108	$(1,952,928)

*Located in unrealized appreciation on open contracts, net in the Statements of Financial Condition.

As of December 31, 2010	Asset Derivatives Fair Value*	Liability Derivatives Fair Value*

Agriculture	$1,067,720	$(11,604)
Currency	3,163	—
Energy	354,771	(119,135)
Indices	257,640	(80,502)
Interest	85,564	(151,898)
Metals	1,176,858	(79,047)
Forward currency	1,395,526	(249,062)

Total derivatives not designated as hedging instruments under ASC 815	$4,341,242	$(691,248)

*Located in unrealized appreciation on open contracts, net in the Statements of Financial Condition.

The effect of trading derivative contracts on the Statements of Operations for the three and six months ended June 30, 2011 and 2010 is detailed below:

	Net Trading Gain/(Loss)* three months ended June 30, 2011	Net Trading Gain/(Loss)* six months ended June 30, 2011	Net Trading Gain/(Loss)* three months ended June 30, 2010	Net Trading Gain/(Loss)* six months ended June 30, 2010

Futures contracts:
Agriculture	$(1,055,273)	$(1,025,816)	$(724,552)	$(1,397,652)
Currencies	86,490	143,018	(9,600)	(9,600)
Energy	(1,564,582)	1,251,162	(1,203,983)	(1,199,688)
Indices	(931,847)	(1,513,036)	(1,502,977)	(1,874,127)
Interest Rates	688,435	(1,123,659)	4,935,457	8,278,406
Metals	(298,902)	(417,321)	(646,335)	(1,153,980)

Total Futures contracts:	(3,075,679)	(2,685,652)	848,010	2,643,359

Forward currency contracts:	962,127	1,360,190	(550,078)	349,235

Total net trading gain/(loss)	$(2,113,552)	$(1,325,462)	$297,932	$2,992,594

* Includes both realized gains/(losses) of ($906,564) and $2,223,352 and $1,306,461 and $1,032,425 and net change in unrealized appreciation (depreciation) of ($1,206,988) and ($3,548,814) and ($1,008,529) and $1,960,169 for the three and six months ended June 30, 2011 and 2010, respectively, and is located in Net Realized and Unrealized Gain/(Loss) on Investments and Foreign Currency in the Statements of Operations. Amounts exclude foreign currency transactions and translation.

4.	ALLOCATION OF MASTER FUND’S INCOME AND GAINS AND LOSSES

Profits and losses of the Master Fund are allocated pro-rata among the participating shareholders (Feeder Funds) holding interests in the Master Fund.

5.	DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments speculatively traded by the Master Fund can include U.S. and foreign futures and options on futures contracts and forward currency contracts (collectively, “derivatives”) whose values are based upon an underlying asset, indices, or reference rates, and generally represent future commitments to exchange cash flows, or to purchase or sell other financial instruments at specified future dates. A derivative contract may be traded on an exchange or over the counter (“OTC”). Exchange-traded derivatives are standardized and include futures and option on futures contracts. OTC derivative contracts are negotiated between contracting parties and include forward currency contracts and certain options. Derivatives are subject to various risks similar to those related to the underlying financial instruments including market and credit risks.

Market risk is the potential for changes in the value of derivatives due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity and security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The market risk of the Master Fund is managed by the underlying Trading Advisor according to its Program. The Master Fund is exposed to a market risk equal to the notional contract value of the derivatives contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk due to exchange traded financial instruments is significantly reduced by the regulatory requirements of the individual exchanges on which the instruments are traded. At any point in time, the credit risk for OTC derivatives is limited to the net unrealized gain for each counterparty for which a netting agreement exists, if any. In a similar fashion, liabilities represent net amounts owed to counterparties. This netting basis is executed across products and cash collateral when these provisions are specified in the netting agreement. Unrealized gains on OTC derivative contracts due from the Master Fund’s counterparty at June 30, 2011 and December 31, 2010 are reflected in ASC 815 disclosures in Note 3.

Purchase and sale of futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The U.S. Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker’s proprietary activities. A customer’s cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker’s segregation requirements. In the event of a broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

The Master Fund trades forward currency contracts in unregulated markets between principals and assumes the risk of loss from counterparty nonperformance. Accordingly, the risks associated with forward currency contracts are generally greater than those associated with exchange traded contracts because of the greater risk of counterparty default. Additionally, the trading of forward currency contracts typically involves delayed cash settlement.

The Master Fund has a substantial portion of its assets on deposit with counterparties. In the event of a counterparty’s insolvency, recovery of the Master Fund’s assets on deposit may be limited to account insurance or other protection afforded such deposits.

To evaluate and monitor counterparty risk for each counterparty, the AlphaMetrix Risk Department initially evaluates the credit ratings from the major agencies: Moody’s, Standard & Poor’s and Fitch Ratings. Credit ratings and outlooks are monitored daily for downgrades whereby an investigation is initiated upon an adverse occurrence. Further, any large decline in the daily stock price also triggers an investigation. Lastly, quarterly reports on earnings and future outlooks from counterparties are reviewed and analyzed for unfavorable results by the AlphaMetrix Risk Department.

6.	RELATED PARTIES

AlphaMetrix Alternative Investment Advisors, LLC (“AlphaMetrix AIA”), an independent research affiliate of the Sponsor, was formed in August 2007. AlphaMetrix AIA is a registered CFTC commodity trading advisor and member of the NFA. AlphaMetrix AIA is responsible for the initial due diligence of the Trading Advisors that are being considered for the Platform. While AlphaMetrix AIA conducts due diligence and recommends Trading Advisors for the Platform, the Sponsor is ultimately responsible for the selection of all Trading Advisors to be added to the Platform. Currently, AlphaMetrix AIA receives no direct compensation for the services provided.

AlphaMetrix360 Cayman, LLC (“AlphaMetrix360 Cayman”), an affiliate of the Sponsor, provides administration services for the Master Fund.

7.	CAPITAL STRUCTURE

The Share capital of the Master Fund is US$50,000 divided into (i) 2 voting, non-participating Management Shares of a nominal or par value of US$1.00 each and (ii) 4,999,800 non-voting, participating Portfolio Shares each being a non-voting share each of a nominal or par value of US$0.01 each. Subscriptions and redemptions into the Master Fund are transacted at the current net asset value at the time of the subscription or redemption.

The analysis of changes in shares (rounded to nearest whole share) for the six months ended June 30, 2011 and 2010 are as follows:

	2011	2010

Shares outstanding — Beginning of Period	62,478	65,697

Shares subscribed	1,931	2,621
Shares redeemed	(810)	(4,720)

Shares outstanding — End of Period	63,599	63,598

8.	FINANCIAL HIGHLIGHTS

Financial highlights of the Master Fund for the six months ended June 30, 2011 and 2010 are presented in the table below. The information has been derived from information presented in the financial statements.

Regarding the information shown in the table below:

•

Per share operating performance is computed based upon either actual number of shares outstanding at the beginning and end of the period or the weighted-average net shares for the six months ended June 30, 2011 and 2010. Weighted average shares are computed using the month-end shares outstanding.

• Total return is calculated as the change in the net asset value per share for the six months ended June 30, 2011 and 2010, and is not annualized.

•

The net investment loss and total expense ratios are computed based upon the weighted average net assets for the six months ended June 30, 2011 and 2010, and are annualized. Weighted average net assets are computed using the average of month-end net assets.

An individual shareholder’s total return and ratios may vary from those below based on the timing of capital transactions.

	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010

Net asset value — Beginning of Period	$1,083.31	$890.67

Per share data (for a share outstanding throughout the period):
Net investment loss	(1.25)	(2.07)
Total realized and unrealized gain/(loss) on investments and foreign currency	(20.58)	45.59

Total from investment operations	(21.83)	43.52

Net asset value — End of Period	$1,061.48	$934.19

Ratio to average net assets:
Net investment loss	(0.23)%	(0.45)%
Total expenses	0.23%	0.45%
Total return	(2.02)%	4.89%

9.	SUBSEQUENT EVENTS

In accordance with FASB ASC 855, Subsequent Events, the Sponsor has evaluated all subsequent events requiring recognition and disclosure in the Master Fund’s financial statements through August 12, 2011, the date the financial statements were available for issuance. The Sponsor has determined that except for the matters discussed in the following paragraph, there are no material events that would require recognition or disclosure in the Master Fund’s financial statements through this date.

Between July 1, 2011 and August 12, 2011, the Master Fund had subscriptions of $1,028,950 and redemptions of $0, exclusive of any capital activity accrued as of June 30, 2011.

******

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

OATH OF AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the best of the knowledge and belief of the undersigned, the information contained in the Report as of June 30, 2011 and for the three and six months ended June 30, 2011 and 2010 (unaudited), is accurate and complete.

/s/ Aleks Kins
Aleks Kins, President and Chief Executive Officer
AlphaMetrix, LLC — Sponsor